Exhibit 3.2

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “F3 PLATFORM BIOLOGICS, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF JULY, A.D. 2019, AT 4:46 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

6917795 8100 SR# 20196162802	Authentication: 203311847 Date: 07-30-19

You may verify this certificate online at corp.delaware.gov/authver.shtml

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

F3 PLATFORM BIOLOGICS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

F3 Platform Biologics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.            The name of the Corporation is F3 Platform Biologics, Inc., and that this Corporation’s original Certificate of Incorporation was filed on June 5, 2018.

2.            That the duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting for the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE 1
NAME

The name of the corporation is F3 Platform Biologics, Inc. (the “Corporation”).

ARTICLE 2

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law” or “DGCL”). The Corporation shall have all powers that may now or hereafter be lawful for a corporation to exercise under the Delaware General Corporation Law.

State of Delaware Secretary of State Division of Corporations Delivered 04:46 PM 07/25/2019 FILED 04:46 PM 07/25/2019 SR 20196162802 - File Number 6917795

ARTICLE 4

CAPITAL STOCK

4.1          Authorized Shares

The total number of shares of Common Stock that the Corporation shall have the authority to issue is one hundred fifty million (150,000,000), par value $0.001 per share (“Common Stock”) in such classes as designated by the Board of Directors or herein. The total number of shares of Preferred Stock that the Corporation shall have the authority to issue is fifteen million (15,000,000), par value $0.001 per share (“Preferred Stock”).

4.2          Common Stock

4.2.1    Relative Rights

Each share of Common Stock shall have the same relative rights as and be identical in all respects to all other shares of Common Stock.

4.2.2    Voting Rights

The holders of all classes of Common Stock (if there are multiple classes) shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote (including, without limitation, the election of one or more directors), and each such holder shall be entitled to one vote for each share of Common Stock held by such holder (except as otherwise designated herein or by the Board of Directors). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

There shall hereby be two classes of Common Stock. The holders of Class A Common Stock designated by the Board of Directors shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote (including, without limitation, the election of one or more directors), and each such holder shall be entitled to ten votes for each share of Class A Common Stock held by such holder. All others holders of Common Stock are designated as Class B holders and shall be entitled to vote (including, without limitation, the election of one or more directors), and each such holder shall be entitled to one vote for each share of Class B Common Stock held by such holder

4.3          Blank-Check Preferred Stock

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the Delaware General Corporation Law, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Delaware General Corporation Law. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

4.4          Dividends

Dividends, if any, may be paid on Common Stock or Preferred Stock out of any assets legally available for the payment of dividends thereon, when, if, and as declared by the Board of Directors of the Corporation in its sole discretion.

4.5          Dissolution, Liquidation or Winding Up

In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock and Common Stock shall be entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation. Any distributions of Corporation assets shall first be made to any holders of Preferred Stock, pro rata, until such holders of Preferred Stock have recouped the value of their respective initial investments in whole, and any remaining Corporation assets shall then be distributed, pro rata, to any holders of Common Stock.

ARTICLE 5

BOARD OF DIRECTORS

5.1            Number; Election

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

5.2            Management of Business and Affairs of the Corporation

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.3            Limitation of Liability

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent allowable under Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article 5.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation on the liability of, a director of the Corporation existing at, or arising out of the facts or incidents occurring prior to, the effective date of such repeal or modification. For purposes of this Article 5.3, “fiduciary duty as a director” also shall include any fiduciary duty arising out of serving at the Corporation’s request as a director of another corporation, partnership, limited liability company, joint venture or other enterprise, and “liable to the Corporation or its stockholders” also shall include any liability to such other corporation, partnership, limited liability company, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, member, beneficiary, creditor or investor of or in any such other corporation, partnership, limited liability company, joint venture, trust or other enterprise.

ARTICLE 6

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the entire Board of Directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this certificate of incorporation, the affirmative vote of the holders of at least 75% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

ARTICLE 7

RESERVATION OF RIGHT TO AMEND CERTIFICATE OF

INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 7.

ARTICLE 8

SEVERABILITY

In the event that any provision of this Certificate of Incorporation (including any provision within a single Article, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

ARTICLE 9

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in any Excluded Opportunity, or in being offered an opportunity to receive notice of or participate in any Excluded Opportunity, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity (“Person”) shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Person pursues or acquires such Excluded Opportunity, directs such Excluded Opportunity to another Person or fails to present such Excluded Opportunity, or information regarding such Excluded Opportunity, to the Corporation or its subsidiaries. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Class A Common Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. Any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 9. Neither the alteration, amendment or repeal of this Article 9 nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article 9 shall eliminate or reduce the effect of this Article 9 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article 9, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

[Signature on following page]

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Amended and Restated Certificate of Incorporation this 24th day of July, 2019.

/s/ Jonathan D. Rosen
Jonathan D. Rosen
Chief Executive Officer